Exhibit 4.1

WARRANT

NO. 2017-___	PERSHING GOLD CORPORATION	_______ Shares December 19, 2017

WARRANT TO PURCHASE COMMON STOCK

VOID AFTER THE EXPIRATION DATE

FOR VALUE RECEIVED, PERSHING GOLD CORPORATION, a Nevada corporation (the “Company”), hereby agrees to sell upon the terms and on the conditions hereinafter set forth, any time on or after the date hereof (the “Exercise Date”) and no later than December 19, 2019 (the “Expiration Date”), to __________ or registered assigns (the “Holder”), under the terms as hereinafter set forth, from and after the issue date hereof (“Initial Issue Date”) up to _______ fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (the “Warrant Stock”), at a purchase price of $3.40 per share (the “Warrant Price”), pursuant to this warrant (this “Warrant”).  The number of shares of Warrant Stock to be so issued and the Warrant Price are subject to adjustment in certain events as hereinafter set forth.  The term “Common Stock” shall mean, when used herein, unless the context otherwise requires, the stock and property at the time receivable upon the exercise of this Warrant.

1.	Exercise of Warrant.

a.	Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Exercise Date and on or before 5:30 p.m. New York City time on the Expiration Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto. Within two (2) Trading Days (as defined below) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Warrant Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 1(b) below is specified in the applicable Notice of Exercise. Notwithstanding anything herein to the contrary (although the Holder may surrender the Warrant to, and receive a replacement Warrant from, the Company), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Stock available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within two (2) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total amount of Warrant Stock available hereunder shall have the effect of lowering the outstanding amount of Warrant Stock purchasable hereunder in an amount equal to the applicable amount of Warrant Stock purchased. The Holder and the Company shall maintain records showing the amount of Warrant Stock purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) Trading Day of delivery of such notice. “Trading Day” means a day on which the Common Stock is traded on a Trading Market. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the OTCQX or OTCQB (or any successors to any of the foregoing). The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Stock hereunder, the amount of Warrant Stock available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b.	Cashless Exercise. If the Registration Statement (as defined below) (or any subsequent registration statement applicable to the Warrant Shares) permitting the registered issuance of the Warrant Shares is not then effective or the prospectus forming a part thereof is not then available, then this Warrant may be exercised, in whole or in part, by means of a “cashless exercise” (in lieu of making a payment upon such exercise) in which the Holder shall be entitled to receive a certificate for the number of shares of Warrant Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the closing price of the Warrant Stock on the Trading Market on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Warrant Price, as adjusted hereunder; and

(X) = the number of shares of Warrant Stock that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

“Registration Statement” means the Company’s Registration Statement on Form S-3 (File No. 333-211910), as amended and supplemented from time to time, relating to the Warrant Stock and other securities of the Company.

c.	Reserved.

d.	No fractional shares of Common Stock will be issuable upon any exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Warrant Price or round up to the next whole share.

e.	Issuance of certificates for Warrant Stock shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, including, but not limited to the cost of any opinion of counsel, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder. The Company shall pay all Transfer Agent (as defined below) and legal fees required for processing of any Notice of Exercise.

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f.	Mechanics of Exercise.

(i)	Delivery of Certificates Upon Exercise. Not later than two (2) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Warrant (if required) and (C) payment of the aggregate Warrant Price as set forth above (including by cashless exercise, if permitted) (such date, the “Warrant Stock Delivery Date”), the Company shall deliver, or cause to be delivered, to the exercising Holder a certificate or certificates representing the number of shares of Warrant Stock being acquired upon the exercise of such Warrant; provided however, if the Company is then a participant in the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system and the Warrant Shares have been resold by the Holder pursuant to an effective resale registration statement or an exemption from registration with respect to which an opinion of counsel reasonably acceptable to the Company confirming such exemption has been delivered, then certificates for shares purchased hereunder shall be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s prime broker with DTC through its DWAC system. The Company shall use commercially reasonable efforts to deliver such shares as promptly as practicable but in any event prior to the Warrant Stock Delivery Date. The Warrant Stock shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the aggregate Warrant Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, having been paid. The Company understands that a delay in the delivery of the Warrant Stock after the Warrant Stock Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Warrant Stock upon exercise of this Warrant the proportionate amount of $100 per “Business Day” (any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the City of New York are authorized or required by law or other governmental action to close) (increasing to $200 per Business Day after the tenth Trading Day) commencing after the second Trading Day following the Warrant Stock Delivery Date for each $10,000 of Exercise Price of Warrant Stock for which this Warrant is exercised which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Warrant Stock by the Warrant Stock Delivery Date, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

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(ii)	Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Stock, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)	Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Warrant Stock pursuant to an exercise on or before the Warrant Stock Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Stock which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Warrant Stock that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of shares of Warrant Stock for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof; provided however that the Holder shall not be entitled to recover more than once for the same damages and that the Company shall not be liable for any consequential, or punitive damages.

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(iv)	Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

g.	Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below) or the Maximum Percentage (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitations contained in this Section 1(g) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation and Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(g), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(g), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 1(g) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. Notwithstanding the foregoing, the Beneficial Ownership Limitation shall not apply if the Holder beneficially owns, as of the Initial Issue Date, in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant held by such Holder. Notwithstanding anything else set forth herein, in no event shall this Warrant be exercisable by the Holder to the extent that the Holder and its affiliates would beneficially own in excess of 19.99% of the number of shares of the Company’s Common Stock outstanding as of the Initial Issue Date (calculated as set forth above) (the “Maximum Percentage”) unless any issuances in excess of the foregoing limitation are approved by the Company’s common stockholders or the Holder beneficially owns, as of the Initial Issue Date, in excess of 19.99% of the number of shares of the Common Stock outstanding immediately and NASDAQ Marketplace Rule 5635(b) would not require approval by the Company’s common stockholders. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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2.	Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance upon the exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant. The Company further agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant will be duly authorized and will, upon issuance and against payment of the exercise price, be validly issued, fully paid and non-assessable, free from all taxes, liens, charges and preemptive rights with respect to the issuance thereof, other than taxes, if any, in respect of any transfer occurring contemporaneously with such issuance and other than transfer restrictions imposed by federal, state or other applicable securities laws.

3.	Exchange, Transfer or Assignment of Warrant. Subject to compliance with any applicable securities laws, this Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of the Transfer Agent, for other Warrants of different denominations, entitling the Holder or Holders thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Upon surrender of this Warrant to the Company or at the office of the Transfer Agent, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.

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4.	Capital Adjustments. This Warrant is subject to the following further provisions:

a.	Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the number of shares of Warrant Stock purchasable upon exercise of this Warrant and the Warrant Price shall be proportionately adjusted such that the aggregate Warrant Price of this Warrant shall remain unchanged. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the subdivision or combination becomes effective or, if earlier, the record date with respect to the subdivision or combination.

b.	Stock Dividends and Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall issue or pay the holders of its Common Stock, or take a record of the holders of its Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Common Stock, then (i) the Warrant Price shall be adjusted in accordance with Section 4(e) and (ii) the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be adjusted to the number of shares of Common Stock that the Holder would have owned immediately following such action had this Warrant been exercised immediately prior thereto.

c.	Stock and Rights Offering to Stockholders. If the Company shall at any time while this Warrant is outstanding distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or distributions) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in the immediately preceding paragraph), or securities convertible or exchangeable into Common Stock (any of the foregoing, the “Securities”), then in each such case, the Company shall without regard to any Beneficial Ownership Limitation or Maximum Percentage reserve shares or other units of such Securities for distribution to the Holder upon exercise of this Warrant so that, in addition to the shares of the Common Stock to which such Holder is entitled, such Holder will receive upon such exercise the amount and kind of such Securities which such Holder would have received if the Holder had, immediately prior to the record date for the distribution of the Securities, exercised this Warrant.

d.	Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another person or entity or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.”

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(i)	In connection with any (x) bona fide sale of all or substantially all of the Company’s assets to an acquiring person or entity or (y) other Organic Change involving an arm’s length third party or parties following which the Company is not the surviving entity and as a result of which the then current stockholders of the Company will not, directly or indirectly own 50% or more of the surviving entity, the Company shall elect in its sole discretion: (A) to require that the Holder exercise this Warrant prior to the consummation of such Organic Change, and if not so exercised, that this Warrant shall terminate upon consummation of such Organic Change, or (B) to secure from the person or entity purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holder) to deliver to the Holder, in exchange for this Warrant, a warrant of the Acquiring Entity (the “Replacement Warrant”) evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder reflecting the adjustments required so as to preserve the value of the Warrant applicable at the Closing of the transaction, by the terms of the Replacement Warrant. The Replacement Warrant shall be exercisable for such number of shares of common stock or other securities of the Acquiring Entity as the Holder would have had the right to receive upon such Organic Change by a holder of the number of shares of Warrant Stock that such Holder would have been entitled to receive upon exercise of this Warrant had this Warrant been exercised immediately prior to the effective date of such Organic Change without regard to any Beneficial Ownership Limitation or Maximum Percentage. The Company shall give the Holder written notice of such Organic Change at least twenty (20) days prior to the closing and consummation of such Organic Change (and shall give notice of record date pursuant to Section 5(a)). The terms of any agreement pursuant to which a Replacement Warrant may be issued shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4(d) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to an Organic Change.

(ii)	Prior to the consummation of any Organic Change unless not required as contemplated in subsection (i) above, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holder) to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable upon the exercise of this Warrant as of the date of such Organic Change without regard to any Beneficial Ownership Limitation or Maximum Percentage.

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e.	Warrant Price Adjustment. Except as otherwise provided herein, whenever the number of shares of Warrant Stock purchasable upon exercise of this Warrant is adjusted, as herein provided, the Warrant Price payable upon the exercise of this Warrant shall be adjusted to that price determined by multiplying the Warrant Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Warrant Stock purchasable upon exercise of this Warrant immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Warrant Stock purchasable upon exercise of this Warrant immediately thereafter.

f.	Par Value. Notwithstanding anything to the contrary contained in Section 4, if, as a result of an adjustment pursuant to Section 4, the par value per share of Common Stock would be greater than the Warrant Price, then the Warrant Price shall be an amount equal to the par value per share of the Common Stock but the number of shares the holder of this Warrant shall be entitled to purchase shall be such greater number of shares of Common Stock as would have resulted from the Warrant Price that, absent such limitation, would have been in effect pursuant to this Section 4.

g.	Certain Shares Excluded. The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this Section 4 shall exclude any shares then directly or indirectly held in the treasury of the Company.

h.	Deferral and Cumulation of De Minimis Adjustments. The Company shall not be required to make any adjustment pursuant to this Section 4 if the amount of such adjustment would be less than one percent (1%) of the Warrant Price in effect immediately before the event that would otherwise have given rise to such adjustment. In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Warrant Price in effect immediately before the event giving rise to such next subsequent adjustment.

i.	Duration of Adjustment. Following each computation or readjustment as provided in this Section 4, the new adjusted Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant shall remain in effect until a further computation or readjustment thereof is required.

5.	Notice to Holders.

a.	Notice of Record Date. In case:

(i)	the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

(ii)	of any Organic Change; or

(iii)	of any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

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then, and in each such case, the Company will mail or cause to be mailed to the Holder hereof at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such Organic Change, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution or winding-up.  Such notice shall be mailed at least fifteen (15) days prior to the record date therein specified, or if no record date shall have been specified therein, at least fifteen (15) days prior to such specified date, provided, however, failure to provide any such notice shall not affect the validity of such transaction. At any time after the Exercise Date, the Holder is entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice.

b.	Certificate of Adjustment. Whenever any adjustment shall be made pursuant to Section 4 hereof, the Company shall promptly make a certificate signed by its Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer or Treasurer, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant after giving effect to such adjustment, and shall promptly cause copies of such certificates to be mailed (by first class mail, postage prepaid) to the Holder of this Warrant.

6.	Loss, Theft, Destruction or Mutilation. If this Warrant is lost, stolen, mutilated or destroyed, upon receipt by the Company, in the case of loss, theft or destruction, of an indemnity in customary form or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof, without expense to the Holder, a new Warrant of like denomination and tenor dated the date hereof.

7.	Warrant Holder Not a Stockholder. The Holder of this Warrant, as such, shall not be entitled by reason of this Warrant to any voting or other rights whatsoever as a stockholder of the Company prior to exercise in accordance with terms hereunder.

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8.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(1)	if to the Company, to:

Pershing Gold Corporation

1658 Cole Boulevard

Building 6, Suite 210

Lakewood, CO 80401

Attention: Stephen Alfers

Email: SAlfers@pershinggold.com

Facsimile: 720-974-7249

with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, Colorado 80202

Attention: Brian Boonstra

Email: brian.boonstra@dgslaw.com

Facsimile: 303-893-1379

(2)	if to Holder to the address, email and facsimile number(s), and with such copies as indicated in the warrant register maintained by the Company.

9.	Choice of Law. This Warrant and all disputes or controversies arising out of or relating to this Warrant or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Nevada.

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10.	Jurisdiction and Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Warrant brought by the other party or its successors or assigns shall be brought and determined in any appropriate Nevada state or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Warrant and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Nevada, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Warrant or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Warrant, or the subject matter hereof, may not be enforced in or by such courts.

11.	Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant and the other Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

12.	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

13.	Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Subscription Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

14.	Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

15.	Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

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16.	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Stock.

17.	Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

18.	Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

[signature page follows]

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IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed on its behalf, in its corporate name and by its duly authorized officers, as of the date first written above.

PERSHING GOLD CORPORATION

By:
Name: Eric Alexander
Title: Vice President Finance and Controller

[Signature Page – Public Offering Warrant]

NOTICE OF EXERCISE

TO:	Pershing Gold Corporation

1658 Cole Boulevard

Building 6 – Suite 210

Lakewood, Colorado 80401

Attn: Chief Executive Officer

(1)	The undersigned hereby elects to purchase ______________ shares of Warrant Stock of the Company pursuant to the terms of the Warrant to Purchase Common Stock (the “Warrant”), and tenders herewith or will tender payment of the exercise price in full, together with all applicable transfer taxes, if any, as required by the Warrant.

(2)	Payment shall take the form of (check applicable box):

☐	the aggregate Warrant Price in the sum of $__________________ in lawful money of the United States in accordance with the terms of the Warrant; or

☐	cashless exercise pursuant to Section 1(b) of the Warrant Agreement, if permitted.

(3)	Please issue a certificate or certificates representing said shares of Warrant Stock in the name of the undersigned or in such other name as is specified below:

The shares of Warrant Stock shall be delivered to the following DWAC Account Number, if permitted, or by physical delivery of a certificate to:

DWAC Account Number:

Address and phone number:

Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Name of Registered Holder of the Warrant:

_____________________________________________________________________

Signature of Authorized Signatory of Registered Holder:

_____________________________________________________________________

Name and Title of Authorized Signatory:

_____________________________________________________________________

Date:

_____________________________________________________________________

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ______________________________________________________ (include name and address of the transferee) a Warrant exercisable for ____________ shares of common stock, represented by warrant certificate number _________, of Pershing Gold Corporation (the “Company”) registered in the name of the undersigned on the register of the Company maintained therefor, and hereby irrevocably appoints the attorney of the undersigned to transfer the said securities on the books maintained by the Company with full power of substitution.

DATED this _______ day of ___________________, 20___.

Signature of Transferor

Address of Transferor

It is understood that the Company may require additional evidence necessary to verify the foregoing.

DATED:

Address of Transferee:	X
Signature of individual (if Transferee is an individual)

X
Authorized signatory (if Transferee is not an individual)

Name of Transferee (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

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